EXHIBIT 99.2

CHARYS FINALIZES ACQUISITION OF

MITCHELL SITE ACQ. INC

ATLANTA (March 2, 2007) - Charys Holding Company, Inc. (“Charys”) (OTCBB: CHYS), a leader in remediation and reconstruction, and in wireless communications and data infrastructure, announced today that it has finalized its acquisition of Lafayette, Louisiana based Mitchell Site Acq. Inc. (“MSAI”), an acquisition that was first announced on June 20, 2006.  The purchase price was $29.6 million in cash and stock.

Charys Chairman & CEO Billy V Ray Jr, commented, “MSAI and its president, Matt Mitchell, will be very important to our plans in wireless communications and data infrastructure.  We are pleased to have been able to complete the acquisition and welcome this team of professionals to Charys.”

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon Charys’ current expectations and speak only as of the date hereof.  Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions.  Charys’ Annual Report on Form 10-KSB, recent and forthcoming Quarterly Reports on Form 10-QSB, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect Charys’ business, results of operations and financial condition.  Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

About Charys Holding Company, Inc.

Headquartered in Atlanta, Georgia, Charys Holding Company, Inc. (OTC Bulletin Board: CHYS.OB) is a publicly traded company focusing on two primary business lines; remediation and reconstruction, and wireless communications and data infrastructure.

NOTE: The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

Contact:

Charys Holding Company, Inc.

Main Phone: 678-443-2300

Fax: 678-443-2320

irdept@charys.com

or

Corporate Evolutions, Inc.

Investor Relations:

Fred Lande, 516-482-6565

Fax: 516-482-6099

info@corporateevolutions.com